Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                           RUBICON MEDICAL CORPORATION

         This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of Rubicon Medical Corporation, which was originally filed on June 28, 1989 under the name "Hi-Tech Ventures, Inc."

         1. The name of the corporation (the "Corporation") is Rubicon Medical Corporation.

         2. The address of the Corporation's registered office in the state of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         4. The Corporation is authorized to issue a total of 105,000,000 shares, consisting of 5,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock") and 100,000,000 shares of common stock having a par value $0.001 per share (hereinafter referred to as "Common Stock"). The Common Stock shall be entitled to one vote per share

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on all matters submitted to the stockholders of the Corporation for their consideration. The shares of the Common Stock and the Preferred Stock may be issued, without shareholder action, as may from time to time be determined by the board of directors of the Corporation (the "Board of Directors").

         The Board of Directors is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Delaware General Corporation Law, to adopt resolutions providing for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series, and the qualifications, limitations or restrictions thereof.

         To the extent permitted by Delaware General Corporation Law, the authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

                  (a) The number of shares constituting the series (including an increase or decrease in the number of shares of any such series).

                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any of payment of dividends on shares of that series.

                  (c) Whether that series shall have the voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights.

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                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine.

                  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates.

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking fund.

                  (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

                  (h) Any other relative rights, preferences and limitations of that series.

         No holders of shares of the Corporation of any class, now or hereafter authorized, shall have preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted.

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         5. In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

         6. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors of the Corporation shall be fixed by the Board of Directors in the manner set forth in the bylaws of the Corporation. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

         7. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

         8. Neither the amendment nor repeal of Article 7, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with Article 7, shall eliminate or reduce the effect of Article 7 in respect of any matter occurring, or any cause of action, suit or claim that, but for Article 7, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         9. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to the Delaware General Corporation Law)

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outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

         10. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the Delaware General Corporation Law, and all rights conferred herein are granted subject to this reservation.

         By execution of this Amended and Restated Certificate of Incorporation, the president and secretary of the Corporation do hereby certify that on August 18, 2004 this Amended and Restated Certificate of Incorporation of Rubicon Medical Corporation, was authorized and adopted in accordance with Section 245 of the Delaware General Corporation Law.

         In Witness Whereof, this Amended and Restated Certificate of Incorporation of Rubicon Medical Corporation has been executed as of August 18, 2004.


                                                      /s/ Richard J. Linder
                                                    ----------------------------
                                                    Richard J. Linder, President


                                                     /s/ Dennis M. Nasella
                                                    ----------------------------
                                                    Dennis M. Nasella, Secretary

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